Exhibit to Item 77O

Transactions effected pursuant to Rule 10f-3


RBC FUNDS TRUST:

Pursuant to Rule 10f-3, the following constitutes the required report of securities that were purchased from syndicates in which an affiliated broker-dealer was a participant for the period April 1, 2013 through September 30, 2013 in accordance with the Trust's Rule
10f-3 Procedures.

RBC BlueBay Convertible Bond Fund

ISSUER: Cubist Pharma

Trade Date: 9/4/13
Part of an issue registered under the 1933 Act that is
being offered to the public (convertible senior notes)
Selling Broker: Morgan Stanley
Selling Syndicate Members: Barclays Capital Inc. and RBC
Capital Markets, LLC
Amount Purchased:  $670,000
Purchase Price: $100.00/share
% of Issue: 0.10%


RBC Access Capital Community Investment Fund

ISSUER: New York City Housing Development Corporation

Trade Date: 9/18/13
Part of an issue registered under the 1933 Act that is
being offered to the public
(multi-family secured mortgage revenue bonds, 2013 series
A)
Selling Broker: Ramirez & Co. Inc.
Selling Syndicate Members: Raymond James, BofA Merrill
Lynch, Morgan Stanley and RBC Capital Markets, LLC
Amount Purchased:  $2,000,000
Purchase Price: $100.00/share
% of Issue: 4.5%